Exhibit 10(iii)(A)

April 19, 2011

Mr. Paul B. Domorski
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Dear Paul:

On behalf of the Board of Directors of PAR Technology Corporation (“PAR”), I am pleased to offer you the position of Chairman of the Board, President and Chief Executive Officer of PAR on the terms set forth below.  Upon execution by you, this letter will constitute your agreement (“Agreement”) with PAR regarding your service during the period from and after April 25, 2011, your first official day of employment (the “Start Date”).

1.	Position.

During your term of your employment, you will have the title of Chairman of the Board, President and Chief Executive Officer of PAR, reporting to the Board of Directors (the “Board”).  You will be expected to spend full-time at PAR’s corporate headquarters in New Hartford, New York.  You shall have the customary duties, responsibilities and authority attendant to your position, subject to the limitations provided for in PAR’s Articles of Incorporation or By-Laws and subject to the power of the Board to expand or limit such duties, responsibilities and authority from time to time.  As soon as practicable after your Start Date, you will be appointed to the Board of Directors, for which you will serve as Chairman.  With our pending filing of PAR’s annual proxy statement, you will be nominated to serve as a member of the Board as a Class 3 member of the Board.  You will be expected to devote your full working time and attention exclusively to the business and interests of PAR and to comply with and be bound by PAR’s operating policies, procedures and practices.  In addition, you may be requested from time to time to serve as director or officer of one or more entities directly or indirectly controlled by PAR (“PAR Affiliates”).  You may not render services to any other business without prior approval of the Board, nor engage or participate, directly or indirectly, in any business that is competitive in any manner with the business of PAR.

2.	Annual Base Salary.

As of the Start Date, you will be compensated at an annualized salary of $400,000 (“Annual Base Salary”), subject to applicable payroll deductions and such federal, state and local taxes and other withholdings as are required by law.  The Annual Base Salary shall be paid in accordance with PAR’s standard payroll practices in effect from time to time.  You shall receive no additional compensation for your service on the Board of PAR or a PAR Affiliate or your service as an officer of a PAR Affiliate.

3.	Annual Cash Bonus.

While employed hereunder, you will be eligible to receive an “Annual Cash Bonus” in accordance with the terms of PAR’s Incentive Compensation Plan (“ICP”).  Your annual participation in the ICP will be up to 65% of your Annual Base Salary and based upon performance against financial targets associated with the Annual Operating Plan (“AOP”) and specific business objectives determined jointly by you and the Board on an annual basis.  Any Annual Cash Bonus payable to you based on 2011 performance will be pro rata for the period from your Start Date and December 31, 2011.

E-1

4.	New Hire Option Award.

On your Start Date, you will be granted 250,000 non-qualified stock options under the PAR Technology 2005 Equity Incentive Plan (the “New Hire Options”).  Such options will be granted at the fair market value of the stock as of the market close on the date of the grant and will vest equally over four years (i.e., 25% of the grant will vest each year), with the first 25% of the grant vesting on the first anniversary of the date of grant.  Share certificates acquired through exercise of vested New Hire Options shall be “Legend Stock”, possessing a printed legend setting forth a restriction on the transfer of that certificate until the first anniversary of its acquisition (at which time the legend will expire or be removed), although you may sell a portion of the shares so acquired to pay income taxes due upon exercise of the New Hire Options.

5.	Annual Long Term Incentive Plan.

The Board is committed to establishing an equity-based long term incentive (“LTI”) plan designed to provide to senior management equity-based incentives tied to long-term financial performance goals.  You will collaborate with the Board and Compensation Committee of the Board in the development and implementation of a LTI plan, setting forth the terms under which you and other members of senior management will be eligible for participation in the LTI plan beginning in 2012.

6.	Benefits

(a)
Annual Leave and Personal Time Off.  Annual Leave (i.e., vacation) will be accrued at the rate of 13.333 hours per month, yielding four weeks Annual Leave per fiscal year.  In addition, you will receive five Personal Time Off days per fiscal year, although unused Personal Time Off may not be carried over to succeeding years.  Use and carryover of Annual Leave and use of Personal Time Off shall be in accordance with PAR’s policies, as such may be amended from time to time.

(b)
Benefits.  You will be entitled to participate in all employee benefit plans from time to time in effect for PAR employees generally, as well as other benefits offered to PAR senior executives, except to the extent such plans are duplicative of benefits otherwise specifically provided for in this Agreement.  Your participation shall be subject to the terms of the applicable plan documents, as well as generally applicable policies associated with such benefits, as such plan documents and policies may be amended from time to time.

(c)
Commuting and Accommodation Expense Reimbursement.  PAR will reimburse you for reasonable expenses for transportation and accommodations associated with your presence in New Hartford, NY.  Should you relocate to the central New York area, this reimbursement will end.

7.	Term and Termination.

Your employment will be for an initial term of two years from your Start Date (the “Initial Term”).  Thereafter, your employment with PAR will be on an “at will” basis (the “At Will Term”).  Your employment with PAR may be terminated by you or by PAR at any time as follows:

(a)
Voluntary Termination During Initial Term.  You may terminate your employment upon 90 days prior written notice (“Termination Notice”) to the Board at any time in your discretion.  Upon receipt of any Termination Notice from you, PAR may elect to terminate your employment effective immediately or on any date on or after the date of receipt of the Termination Notice and prior to the termination date provided in the Termination Notice.  The election of PAR to accelerate the termination of your employment or reduce your responsibilities after receipt of the Termination Notice shall not affect the characterization of the termination as a termination by you pursuant to your original Termination Notice, provided that PAR shall pay you all accrued entitlements up to the termination date set forth in your original Termination Notice.

(b)
Specific Constructive Termination.  You may terminate your employment following a “Change of Control”, as defined herein, upon written notice to the Board within 10 days following a determination that you will not be offered the position of Chief Executive Officer of the succeeding entity.

(c)
Termination for Good Reason.  You may terminate your employment for “Good Reason”, as defined herein, upon written notice to the Board within 10 days of Good Reason being established.  Notwithstanding the limitation of waivers provided in paragraph 14.e. (Miscellaneous; Waivers) below, in the event you do not exercise your right to terminate your employment for Good Reason within the specified 10 day period, you will be deemed to have waived the right to do so for the Good Reason established.

(d)	Termination for Cause. PAR may terminate your employment upon written notice to you at any time following a determination by the Board that there is “Cause” (as defined herein) for such termination.

(e)
Termination Without Cause.  PAR may terminate your employment upon four weeks written notice to you, or payment in lieu thereof, at any time in the sole discretion of the Board without a determination that there is a Cause for such termination.

(f)
Termination Due to Death or Disability.  Your employment and this Agreement shall terminate immediately and automatically upon your death or “Disability”, as defined herein.  In the event of either and the subsequent termination hereunder, PAR shall have no further obligation or liability to you or relating to your employment or this Agreement, other than the Accrued Payment.  Any life insurance or disability benefits you are eligible to receive shall be paid in accordance with the applicable insurance policies.

8.	Effect of Termination.

(a)
Accrued Rights.  Except as otherwise provided in Paragraph 8 (b) (Termination of Benefits), upon termination of your employment hereunder, PAR shall only be obligated to pay you or your estate the accrued and unpaid Annual Base Salary, unpaid business expenses and any accrued and vested pension welfare and fringe benefits under the employee benefit plans in which you participated, including any unpaid accrued Annual Leave pay (collectively, the “Accrued Rights”), if any, owing to you, in each case up to the date of termination of employment.

(b)
Termination of Benefits.  Except for any right of continuation of benefits coverage to the extent provided by applicable law (e.g., health insurance coverage under Title X of the Consolidated Budget Reconciliation Act of 1985), all benefits shall terminate pursuant to the terms of the applicable benefit plans as of the Termination Date.

(c)	Special Constructive Termination.

i)
Friendly Change of Control.  In the event you elect to terminate your employment due to a Change of Control resulting from a Merger, as defined herein, recommended to shareholders by the Board (i.e., approved and supported by the Board) prior to consummation, subject to Paragraph 8 (j) (Condition Precedent to Severance Payments), PAR shall be obligated to pay you the sum of: 1) your then current Annual Base Salary and 2) an amount equal to the prior year’s Annual Cash Bonus, if any, paid to you (the sum representing “Severance”).

ii)
Hostile Change of Control.  In the event you elect to terminate your employment due to a Change of Control resulting from a Merger, as defined herein, which the Board has recommended against to shareholders prior to consummation (i.e., a hostile transaction not supported by the Board), subject to Paragraph 8 (j) (Condition Precedent to Severance Payments), PAR shall be obligated to pay you Severance equal to the product of three times the sum of: 1) your then current Annual Base Salary and 2) an amount equal to the prior year’s Annual Cash Bonus, if any, paid to you.

iii)
Accelerated Vesting Upon Change of Control.  In the event of a Change of Control, all unvested equity interests held by you shall immediately vest.  In connection with stock options, such vested options shall be eligible for exercise until the earlier of a) the expiration date of the grant or b) the expiration of 90 days following the Termination Date.

(d)
Termination for Good Reason.  In the event you elect to terminate your employment for Good Reason, subject to Paragraph 8 (j) (Condition Precedent to Severance Payments), PAR shall be obligated to pay you Severance equal to the sum of:  1) your then current Annual Base Salary and 2) an amount equal to the prior year’s Annual Cash Bonus, if any, paid to you.  As of the Termination Date, 50% of any unvested stock options received by you as part of the New Hire Option grant shall vest and be eligible for exercise until the earlier of a) the expiration date of the grant or b) the expiration of 90 days following the Termination Date.  All other vesting of any other equity interests you hold will cease as of the Termination Date.  To the extent such unvested equity grants are in the form of Restricted Stock, PAR shall exercise its right under the terms of the grant to repurchase such unvested Restricted Stock for par value of $0.02 per share.

(e)
Termination for Cause.  If your employment is terminated at any time by PAR for Cause, PAR shall only be obligated to pay to you your accrued and unpaid Annual Base Salary and other Accrued Rights, if any, owing to you hereunder (except to the extent that the benefit plans and/or policies permit PAR to withhold benefits to you by reason of termination for Cause) up to the Termination Date.  Upon such termination, vesting of any unvested equity interests held by you shall cease.  To the extent such unvested equity grants are in the form of Restricted Stock, PAR shall exercise its right under the terms of the grant to repurchase such unvested Restricted Stock for par value of $0.02 per share.

(f)
Termination During Initial Term Without Cause.  If your employment is terminated during the Initial Term by PAR for any reason other than for Cause, PAR shall be obligated to pay you only your accrued and unpaid Annual Base Salary, other Accrued Rights, if any, and, subject to Paragraph 8 (j)  (Condition Precedent to Severance Payments) Severance equal to the sum of: 1) the greater of one year of your then current Annual Base Salary or the amount of your Annual Base Salary for the period commencing on the Termination Date and ending on April 25, 2013; and 2) an amount equal to the prior year’s Annual Cash Bonus, if any, paid to you.  As of the Termination Date, 50% of any unvested stock options received by you as part of the New Hire Option grant shall vest and be eligible for exercise until the earlier of a) the expiration date of the grant or b) the expiration of 90 days following the Termination Date.  All other vesting of any other equity interests you hold will cease as of the Termination Date.  To the extent such unvested equity grants are in the form of Restricted Stock, PAR shall exercise its right under the terms of the grant to repurchase such unvested Restricted Stock for par value of $0.02 per share.

(g)
Termination During At Will Term Without Cause.  If your employment is terminated during the first three years of the At Will Term (i.e., during the period beginning with the second anniversary of your Start Date, April 25, 2013, and ending on the fifth anniversary of your Start Date, April 25, 2016) by PAR for any reason other than for Cause, PAR shall only be obligated to pay you your accrued and unpaid Annual Base Salary, other Accrued Rights, and, subject to Paragraph 8 (j) (Condition Precedent to Severance Payments), Severance equal to the sum of: 1) your then current Annual Base Salary; and 2) an amount equal to the prior year’s Annual Cash Bonus, if any, paid to you.  If your employment is terminated by PAR for any reason other than for Cause before the fourth anniversary of your Start Date (i.e., April 26, 2015), 50% of any unvested stock options received by you as part of the New Hire Option grant shall vest and be eligible for exercise until the earlier of a) the expiration date of the grant or b) the expiration of 90 days following the Termination Date.  All other vesting of any other equity interests you hold will cease as of the Termination Date.  To the extent such unvested equity grants are in the form of Restricted Stock, PAR shall exercise its right under the terms of the grant to repurchase such unvested Restricted Stock for par value of $0.02 per share.

(h)
Termination Due to Death or Disability.  If your employment is terminated at any time due to death or Disability, PAR shall only be obligated to pay to you or your estate, as the case may be, your accrued and unpaid Annual Base Salary and other Accrued Rights, if any, owing to you hereunder as of the last day of your employment.

(i)
Sole Obligation of PAR.  In the event of termination of your employment, the sole obligation of PAR hereunder shall be its obligation to make the payments called for by the applicable provisions of this Paragraph 8, and PAR shall have no further contractual obligation to you and shall have no other obligation to you or to your beneficiary or your estate whatsoever, except as otherwise provided by statute or under the terms of any employee benefit plans or programs then maintained by PAR in which you participate.

(j)
Condition Precedent to Severance Payments.  Any provision to the contrary in this Agreement notwithstanding, PAR shall not be obligated to make any Severance payments to you unless: 1) you shall have executed and delivered to PAR, within 30 days of the Termination Date, a general release of all claims against PAR and any of its Directors, officers, managers, agents, investors and other affiliates in form and substance reasonably satisfactory to PAR, which release shall include an agreement by you not to disparage PAR; 2) all applicable consideration periods and rescission periods provided by law shall have expired; and 3) you are in material compliance with your confidentiality, non-compete and non-solicitation obligations as of the dates of the Severance payments.  Any portion of Severance payment linked to prior year’s Annual Cash Bonus is intended to be reciprocally adjusted should the prior year’s Annual Cash Bonus be subject to any clawback required by law.

(k)
Resignation.  Upon any termination of your employment hereunder for any reason, with or without Cause, whether by PAR or by you, you shall be deemed to have resigned from all positions as an officer, director, manager, employee and any other position within PAR and/or PAR Affiliates that you may hold as of the Termination Date.

9.	Conditions Precedent to Employment.

You understand and agree your employment hereunder is conditioned upon your execution of certain ancillary agreements containing confidentiality, non-compete, non-solicitation and assignment of intellectual property obligations.  In addition, your employment hereunder is conditioned upon results considered favorable by the Board in connection with verification of education, experience, criminal background check and passing PAR’s standard drug test.

10.	Mediation.

You understand and agree, except for matters in which injunctive relief is required to prevent immediate and irreparable harm to either party to this Agreement, for any dispute regarding the interpretation or enforcement of this Agreement that cannot be resolved by good faith discussion, it shall be a condition precedent to either party’s right to commence litigation that the parties shall have participated in at least 16 hours of non-binding mediation before an independent mediator mutually agreed upon by the parties.

11.	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Cause” shall mean any of the following that occurs after the Start Date:

i)	willful failure to perform your duties and responsibilities to the Board, PAR, or PAR Affiliates; or

ii)	gross negligence, misconduct, fraud, or breach of fiduciary duty to PAR, PAR Affiliates, or PAR shareholders; or

iii)	embezzlement, theft, misappropriation of assets or property (tangible or intangible) of PAR or PAR Affiliates, or material dishonesty; or

iv)	act(s) or conduct that create or is reasonably anticipated to create adverse publicity for PAR or PAR Affiliates; or

v)
violation of PAR’s policies regarding compliance and professional behavior including, but not limited to: “Code of Business Conduct and Ethics” (Policy 708 and 708A); "Use of Company Resources and Security of Company Sensitive Information” (Policy 431); “Controlled Substances/Illegal Drugs and Alcoholic Beverages Prohibition” (Policy 421); or "Workplace Discrimination/ Harassment/Non-Fraternization” (Policy 419) policies as set forth in PAR’s Manager’s Manual; or

vi)
indictment for, plea of guilty or nolo contendre, or conviction of a felony related to PAR’s business, or a crime involving dishonesty, misappropriation of any funds or property, fraud or embezzlement, violation of the Foreign Corrupt Practices Act, violation of federal or state securities laws or violation of other applicable laws and regulations or immoral conduct that adversely affects PAR’s business; or

vii)	breach of the confidentiality or non-compete covenants set forth in agreements ancillary to this Agreement.

b)
“Change in Control” shall mean the consummation of (i) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting stock of PAR immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the company resulting from the Merger, (ii) a complete liquidation or dissolution of PAR, or (iii) the sale or other disposition of all or substantially all of the assets of PAR.

c)
“Disability” shall mean any physical incapacity or mental incompetence as a result of which you are unable to perform the essential functions of your position for an aggregate of 120 days, whether or not consecutive.

d)
“Good Reason” shall mean the occurrence of any one of the following conditions and the failure of PAR to correct such condition within 15 business days following receipt of written notice from you that such condition exists: (i) reduction in your compensation; (ii) material diminution in the nature or scope of your responsibilities, duties or authority; or (iii) relocation of the position outside of the Northeast or Mid-Atlantic regions of the United States.  For the avoidance of all doubt, however, the sale or disposition of one or more divisions or one or more subsidiaries in pursuit of implementation of a plan pursuant to a board approved open strategy will not constitute a diminution of responsibilities.

e)
“Non-Qualified Stock Option” shall mean that stock option that does not qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended, or any successor statute and any regulations promulgated there under.

14.	Miscellaneous.

a)	Absence of Conflict. You represent that upon the Start Date your performance of your duties under this Agreement will not breach any other agreement to which you are a party.
b)
Notices.  Any notice or other communication in connection with this Agreement shall be deemed to be delivered as if in writing and delivered in person or to the last known address of the party to whom the notice is being given.  Notices may be delivered by hand, U.S. mail, recognized overnight courier such as Federal Express or UPS, by confirmed facsimile transmission to an operational fax number or by confirmed email transmission to an operational email address.  Notices to PAR shall be addressed to the Corporate Secretary with a copy to the Legal Department.

c)
Severability.  The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

d)
Entire Agreement.  This Agreement and the ancillary agreements referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede and replace any prior agreements, representations or understandings (written or oral) between or among you and PAR relating to your service to and/or employment by PAR and/or relating to any rights upon separation of you from PAR; provided, however, that nothing herein shall alter or otherwise modify the terms and conditions set forth in any equity awards.  All promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed in this Agreement.  This Agreement may not be amended except by a writing signed by the party against whom enforcement thereof is sought.  The foregoing notwithstanding, however, it is agreed this Agreement may be amended by PAR to the extent necessary to comply with executive compensation rules currently in force or as may be adopted by the Security and Exchange Commission and/or any stock exchange upon which the stock of PAR is traded.

e)
No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by you and an officer of PAR duly authorized by its Board of Directors.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

f)	Survival. The provisions which by their nature ought to survive termination shall survive the termination of this Agreement.

g)
Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in your case) and permitted assigns.  Rights or obligations of PAR may be assigned or transferred by PAR without your consent.  None of your rights or obligations under this Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or operation of law.  In the event of a Change of Control, PAR shall require this Agreement to be assumed by the successor entity.

h)
Waiver of Jury Trial.  Each party hereto hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights or remedies under or pursuant to this Agreement or under any agreement, document or instrument delivered or which may in the future be delivered in connection herewith or arising from or relating to any relationship existing in connection with this Agreement, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

i)
Governing Law; Jurisdiction and Venue.  Every controversy, dispute or claim arising out of or relating to this Agreement shall be governed by the laws of the State of New York, without regard to its conflicts-of-laws provisions that if applied might require the application of the laws of another jurisdiction.  The parties hereby irrevocably and expressly submit to the exclusive personal jurisdiction and agree to the exclusive venue of the Supreme Court of the State of New York and the United States District Court for the Northern District of New York, to the exclusion of all other courts, for the purposes of litigating every controversy, dispute or claim arising out of or relating to this Agreement, and you waive your right to litigate any such controversy, dispute or claim in other courts.

j)
Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

k)
Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when each party shall have received counterparts signed by the other party.  Signatures provided by facsimile, “PDF” or other electronic means shall have the same effect as originals.

l)
Taxes and Tax Gross Ups.  Any payments made to you pursuant to this Agreement, including Severance, are subject to applicable federal, state and local tax regulations and withholdings. To avoid all doubt, you will not be entitled to receive any tax “gross up” payments (i.e., you will be responsible for payment of all applicable tax obligations associated with any payments made to you pursuant to this Agreement).  Without limiting the generality of the foregoing, you will not be entitled to receive any excise tax “gross up” in the event of a trigger of Internal Revenue Code § 280G or § 4999.  Further, should any payment under this Agreement constitute a deferral of compensation subject to Internal Revenue Code § 409A, then to the extent you qualify as a “specified employee” any payment made upon “separation from service” (as defined under such § 409A) shall not be made until the first business day of the seventh month following your separation of service within the meaning of such § 409A.

Please indicate your acceptance of the terms of this agreement by signing in the space indicated below.

Accepted:                                                                           Accepted:

_________________________         _________________________
John W. Sammon               Paul A. Domorski

Date:  ____________________         Date:  ____________________